Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Mark Hord	November 4, 2010
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7440
ViewPoint Financial Group, Inc. Reports Third Quarter 2010 Earnings
Quarterly Net Income Increased by 86.9% to $5.4 million
PLANO, Texas, November 4, 2010 — ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the three and nine month periods ended September 30, 2010. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which we expect to be filed today and posted on our websites, http://viewpointbank.com and http://viewpointfinancialgroup.com.
Performance Highlights
•	Completion of Conversion and stock offering: The Company sold a total of 19,857,337 shares of common stock at $10.00 per share, netting proceeds after expenses of $190.8 million, and each share of ViewPoint Financial Group common stock owned by public shareholders was exchanged for 1.4 shares of the Company’s common stock.
•	Quarterly net income increased by $2.5 million, or 86.9%: Net income for the three months ended September 30, 2010, increased by $2.5 million, or 86.9%, to $5.4 million, compared to $2.9 million for the three months ended September 30, 2009.
•	NPA ratio declined 16 basis points from 0.85% at June 2010 to 0.69% at September 2010: Our non-performing assets to total assets ratio was 0.69% at September 30, 2010, outperforming the SNL Bank and Thrift industry index ratio of 2.45%.
•	Net charge-offs declined by 47%: Net charge-offs for the nine months ended September 30, 2010, decreased $1.3 million, or 46.6%, from the same period last year, and decreased $22,000, or 4.4%, from last quarter.
•	Continued loan growth: Increased Warehouse Purchase Program production helped gross loans (including loans held for sale) increase by $242.1 million, or 16.5%, from December 31, 2009.
•	Deposit growth of $232.3 million: Deposits increased by $232.3 million, or 12.9%, from December 31, 2009, primarily due to growth of $180.5 million in interest-bearing demand accounts.
“I’m extremely pleased that in our first quarter as a full-stock company, ViewPoint Financial Group, Inc. has posted record earnings,” said Gary Base, President and Chief Executive Officer. “In addition, we continue to show strong deposit and Warehouse Purchase Program growth and decreases in both non-performing assets and loan charge-offs.”
Results of Operations for the Three and Nine Months Ended September 30, 2010
Net income for the three months ended September 30, 2010, was $5.4 million, an increase of $2.5 million from net income of $2.9 million for the three months ended September 30, 2009. The increase in net income was primarily driven by higher net interest income and a lower provision for loan losses, and was partially offset by lower noninterest income and higher noninterest expense. Net interest income increased as the average balance of Warehouse Purchase Program loans increased by $186.2 million during the quarter ended September 30, 2010, compared to the same period last year. Also, the average balance of our securities portfolio increased by $366.0 million during the quarter ended September 30, 2010, compared to the same period last year. Our basic and diluted earnings per share for the three months ended September 30, 2010, was $0.17.
Net income for the nine months ended September 30, 2010, was $11.3 million, an increase of $11.0 million from net income of $306,000 for the nine months ended September 30, 2009. The $11.0 million increase included an $8.1 million (net of tax, using a tax rate of 34%) impairment charge for the nine months ended September 30, 2009. The $2.9 million increase in net income during the September 30, 2010, period compared to September 30, 2009, results excluding the 2009 impairment charge, was driven by higher net interest income, lower non-interest expense and a lower provision for loan losses. Our basic and diluted earnings per share for the nine months ended September 30, 2010, was $0.38.

Net Interest Rate Spread and Margin
The net interest rate spread increased 15 basis points to 2.42% for the three months ended September 30, 2010, from 2.27% for the same period last year. The net interest margin increased 19 basis points to 2.81% for the three months ended September 30, 2010, from 2.62% for the three months ended September 30, 2009.
The net interest rate spread increased seven basis points to 2.42% for the nine months ended September 30, 2010, from 2.35% for the same period last year. The net interest margin increased three basis points to 2.74% for the nine months ended September 30, 2010, from 2.71% for the nine months ended September 30, 2009. The increase in the net interest margin was primarily attributable to lower deposit and borrowing rates.
Financial Condition as of September 30, 2010
Total assets increased by $606.9 million, or 25.5%, to $2.99 billion at September 30, 2010, from $2.38 billion at December 31, 2009. The increase in total assets was primarily due to a $305.7 million increase in securities available for sale and a $248.0 million increase in mortgage loans held for sale. Asset growth was funded by a $232.3 million increase in deposits, a $174.9 million increase in shareholders’ equity as a result of our stock offering and a $163.1 million increase in FHLB advances.
Loan Portfolio and Asset Quality
Mortgage loans held for sale increased by $248.0 million, or 72.6%, from December 31, 2009, and consisted of $539.8 million of Warehouse Purchase Program loans purchased for sale under our standard loan participation agreement and $49.6 million of loans originated for sale by our mortgage banking subsidiary, ViewPoint Bankers Mortgage, Inc. (“VPBM”). Our Warehouse Purchase Program enables our mortgage banking company customers to close conforming one- to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company. VPBM originated $135.5 million in one-to four-family mortgage loans during the three months ended September 30, 2010, and sold $107.0 million to investors, generating a net gain on sale of loans of $3.7 million. Also, $28.3 million in VPBM-originated loans were retained in our portfolio.
Commercial real estate loans increased by $32.8 million, or 7.2%, from December 31, 2009. Our commercial real estate portfolio consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings. Eighty-nine percent of our commercial real estate loan balances are secured by properties located in Texas, a market that has not experienced the same level of economic pressures experienced in certain other geographic areas in the United States.
The percentage of non-performing loans to total loans at September 30, 2010, was 1.58%, down 13 basis points from 1.71% at June 30, 2010. Non-performing loans decreased by $1.5 million, from $19.1 million at June 30, 2010, to $17.6 million at September 30, 2010. The decrease was primarily due to a $2.9 million commercial real estate loan being removed from troubled debt restructuring status. The percentage of non-performing assets to total assets at September 30, 2010, was 0.69%, down 16 basis points from 0.85% at June 30, 2010, due to the decrease in non-performing loans noted above and a $1.6 million decrease in other real estate owned. Compared to December 31, 2009, non-performing loans increased by $4.9 million from $12.7 million, or 1.13%, of total loans. The increase in non-performing loans from December 2009 to September 2010 was primarily due to the addition of four commercial real estate loans totaling $8.9 million that were placed on nonaccrual during the nine months ended September 30, 2010.
The provision for loan losses was $3.8 million for the nine months ended September 30, 2010, a decrease of $921,000, or 19.5%, from $4.7 million for the same period last year. This decrease was primarily due to a $1.3 million decrease in net charge-offs during the nine months ended September 30, 2010, compared to the same period last year.
Our allowance for loan losses at September 30, 2010, was $14.6 million, or 1.31% of gross loans, compared to $12.3 million, or 1.10% of gross loans, at December 31, 2009. The $2.3 million, or 18.5%, increase in our allowance for loan losses was primarily due to a higher level of non-performing loans. Allowance for loan loss to non-performing loans was 82.80% at September 30, 2010, compared to 97.29% as of December 31, 2009.

Conversion, Reorganization and Related Stock Offering
The Company was organized by ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank to facilitate the “second-step” conversion of ViewPoint Bank from the mutual holding company structure to the stock holding company structure (the “Conversion”). Upon consummation of the Conversion, which occurred on July 6, 2010, the Company became the holding company for ViewPoint Bank and now owns all of the issued and outstanding shares of ViewPoint Bank’s common stock. As part of the Conversion, shares of the Company’s common stock were issued and sold in an offering to certain depositors of ViewPoint Bank and others. Concurrent with the offering, each share of ViewPoint Financial Group’s common stock owned by public shareholders was exchanged for 1.4 shares of the Company’s common stock, with cash paid in lieu of issuing fractional shares.
The Company sold a total of 19,857,337 shares of common stock at $10.00 per share in the offering. Proceeds from the offering, net of $7.8 million in expenses, totaled $190.8 million. All share and per share information in this report for periods prior to the Conversion has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.
Conference Call
The Company will host an investor conference call to review these results on Friday, November 5, 2010, at 10 a.m. Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.
The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #445062. This replay will be available until November 16, 2010, at 8 a.m., Central Time. The webcast will be archived on the Company’s website for 12 months following the call.
About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K and in Item 1.A. of our Form 10-Q for the quarterly period ended September 30, 2010, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Total cash and cash equivalents	$97,655	$55,470
Securities available for sale, at fair value	789,744	484,058
Securities held to maturity	268,459	254,724
Mortgage loans held for sale	589,442	341,431
Loans, includes allowance for loan losses of $14,591 at September 30, 2010 and $12,310 at December 31, 2009	1,100,516	1,108,159
Federal Home Loan Bank stock	20,943	14,147
Bank-owned life insurance	28,422	28,117
Premises and equipment, net	48,891	50,440
Accrued interest receivable and other assets	42,340	42,958

Total assets	$2,986,412	$2,379,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	186,834	193,581
Interest-bearing demand	448,611	268,063
Savings and money market	725,049	701,835
Time	668,463	633,186

Total deposits	2,028,957	1,796,665
Federal Home Loan Bank advances	475,644	312,504
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	52,880	29,653

Total liabilities	2,592,481	2,173,822

Total shareholders’ equity	393,931	205,682

Total liabilities and shareholders’ equity	$2,986,412	$2,379,504

VIEWPOINT FINANCIAL GROUP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)
Interest and dividend income
Loans, including fees	$22,953	$20,930	$64,921	$62,664
Securities	7,066	5,035	18,715	17,662
Interest-bearing deposits in other financial institutions	67	315	344	543
Federal Home Loan Bank stock	15	7	47	10

	30,101	26,287	84,027	80,879

Interest expense
Deposits	8,316	8,545	23,834	26,404
Federal Home Loan Bank advances	2,910	3,421	9,071	10,782
Other borrowings	356	206	1,059	531

	11,582	12,172	33,964	37,717

Net interest income	18,519	14,115	50,063	43,162
Provision for loan losses	756	1,775	3,790	4,711

Net interest income after provision for loan losses	17,763	12,340	46,273	38,451

Net gain on sales of loans	3,697	3,797	9,517	12,834
Other non-interest income	5,357	5,938	15,262	5,538
Non-interest expense	18,700	17,969	54,219	56,311

Income before income tax expense	8,117	4,106	16,833	512
Income tax expense	2,709	1,213	5,524	206

Net income	$5,408	$2,893	$11,309	$306

Basic and diluted earnings per share [1]	$0.17	$0.10	$0.38	$0.01

[1]	2009 per share data has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

VIEWPOINT FINANCIAL GROUP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands, except share and per share data)

	(unaudited)
	Three Months Ended					Nine Months Ended
	Sept	June	Mar	Dec	Sept	Sept	Sept
	2010	2010	2010	2009	2009	2010	2009
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	34,555,356	29,206,205	29,216,909	29,216,909	29,216,909	31,012,378	29,216,909
Less: average unallocated ESOP shares	(2,275,964)	(810,799)	(843,605)	(876,423)	(909,352)	(1,315,369)	(941,840)
Less: average unvested restricted shares	(234,074)	(309,643)	(361,362)	(364,165)	(364,165)	(301,227)	(424,935)

Average shares	32,045,318	28,085,763	28,011,942	27,976,321	27,943,392	29,395,782	27,850,134
Diluted average shares	32,045,318	28,085,763	28,011,942	27,976,321	27,943,392	29,395,782	27,850,134

Net income	$5,408	$3,196	$2,705	$2,364	$2,893	$11,309	$306
Earnings per share	$0.17	$0.11	$0.10	$0.08	$0.10	$0.38	$0.01

Location Data:
Number of full-service community bank offices	21	21	21	21	21	21	21
Number of in-store banking centers	2	2	2	2	2	2	2

Total community bank offices	23	23	23	23	23	23	23
Number of loan production offices	15	16	15	15	16	15	16

Performance Ratios [2]:
Return on assets	0.76%	0.50%	0.45%	0.40%	0.51%	0.58%	0.02%
Return on equity	5.22%	5.89%	5.26%	4.64%	5.77%	5.39%	0.21%
Non-interest income to operating revenues	23.12%	22.77%	22.38%	24.62%	27.03%	22.77%	18.51%
Operating expenses to average total assets	2.63%	2.82%	2.92%	3.08%	3.14%	2.78%	3.32%
Efficiency ratio [3]	67.82%	73.14%	77.32%	75.05%	75.34%	72.44%	76.32%

Capital Ratios:
Equity to total assets	13.19%	7.70%	8.42%	8.64%	8.58%	13.19%	8.58%
Risk-based capital to risk-weighted assets [4]	19.79%	14.55%	15.28%	15.27%	14.33%	19.79%	14.33%
Tier 1 capital to risk-weighted assets [4]	18.92%	13.64%	14.37%	14.39%	13.60%	18.92%	13.60%

[1]	Per share data for periods prior to the Conversion has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

[2]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[3]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[4]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP, INC. AND SUBSIDIARY
Selected Financial Data, continued
(Dollar amounts in thousands, except share and per share data)

	(unaudited)					As of or For the Nine Months
	As of or For the Three Months Ended					Ended
	Sept	June	Mar	Dec	Sept	Sept	Sept
	2010	2010	2010	2009	2009	2010	2009
Asset Quality Data and Ratios:
Non-performing loans	$17,621	$19,088	$11,975	$12,653	$14,640	$17,621	$14,640
Non-performing assets to total assets	0.69%	0.85%	0.61%	0.70%	0.67%	0.69%	0.67%
Non-performing loans to total loans [1]	1.58%	1.71%	1.07%	1.13%	1.30%	1.58%	1.30%
Allowance for loan losses to non-performing loans	82.80%	74.99%	107.97%	97.29%	74.83%	82.80%	74.83%
Allowance for loan losses to total loans [1]	1.31%	1.28%	1.15%	1.10%	0.97%	1.31%	0.97%

Average Balances:
Loans [2]	$1,571,432	$1,461,993	$1,365,166	$1,416,429	$1,408,957	$1,466,953	$1,418,972
Securities	981,498	865,680	782,756	758,052	614,290	877,372	627,196
Overnight deposits	87,549	81,941	113,434	57,728	134,653	94,213	79,959

Total interest-earning assets	2,640,479	2,409,614	2,261,356	2,232,209	2,157,900	2,438,538	2,126,127
Deposits:
Interest-bearing demand	$419,770	$356,062	$284,202	$231,829	$180,814	$353,841	$141,137
Savings and money market	724,333	723,955	700,207	695,101	674,733	716,254	662,234
Time	641,021	662,117	656,973	650,009	659,965	653,312	665,013
FHLB advances and other borrowings	379,422	366,509	342,378	359,390	354,135	362,905	378,963

Total interest-bearing liabilities	$2,164,546	$2,108,643	$1,983,760	$1,936,329	$1,869,647	$2,086,312	$1,847,347

Yields:
Loans	5.84%	5.92%	5.96%	5.97%	5.94%	5.90%	5.89%
Securities	2.89%	2.75%	2.93%	3.05%	3.28%	2.85%	3.76%
Overnight deposits	0.31%	0.63%	0.52%	0.76%	0.94%	0.49%	0.91%
Total interest-earning assets	4.56%	4.60%	4.64%	4.84%	4.87%	4.59%	5.07%
Deposits:
Interest-bearing demand	2.65%	2.47%	2.27%	2.29%	2.16%	2.48%	1.91%
Savings and money market	1.33%	1.36%	1.48%	1.56%	1.73%	1.39%	1.87%
Time	1.95%	1.95%	2.08%	2.42%	2.82%	1.99%	3.02%
FHLB advances and other borrowings	3.44%	3.68%	4.08%	4.01%	4.10%	3.72%	3.98%
Total interest-bearing liabilities	2.14%	2.14%	2.24%	2.39%	2.60%	2.17%	2.72%
Net interest spread	2.42%	2.46%	2.39%	2.45%	2.27%	2.42%	2.35%
Net interest margin	2.81%	2.73%	2.67%	2.77%	2.62%	2.74%	2.71%

[1]	Total loans does not include loans held for sale.

[2]	Includes loans held for sale.